Exhibit 5.1

November 25, 2009

Ligand Pharmaceuticals Incorporated

10275 Science Center Drive

San Diego, CA 92121

Re: Registration of Securities of Ligand Pharmaceuticals Incorporated

Ladies and Gentlemen:

This opinion is furnished to Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), in connection with the proposed offer and issuance by the Company of up to 154,083,660 contingent value rights (the “CVRs”) pursuant to the Registration Statement on Form S-4 (the “Registration Statement”) to which this opinion letter is attached as an exhibit and which is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed, among other things, (i) the Agreement and Plan of Merger, dated October 26, 2009, among the Company, Moonstone Acquisition, Inc., a Delaware corporation, Metabasis Therapeutics, Inc., a Delaware corporation, and David F. Hale as Stockholders’ Representative, as amended by the Amendment to Agreement and Plan of Merger, dated as of November 25, 2009 (the “Merger Agreement”), (ii) the Amended and Restated Certificate of Incorporation of the Company, as in effect as of the date hereof, (iii) the Bylaws of the Company, as in effect as of the date hereof, (iv) a good-standing certificate relating to the Company, issued by the Secretary of State of the State of Delaware on November 24, 2009, (v) the forms of the CVRs, and (vi) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the CVRs. We have made such other factual inquiries as we deemed necessary to render this opinion.

We have assumed that (i) the Registration Statement, and any amendments thereto, will remain effective during the period when the CVRs are offered, sold or issued, (ii) before the issuance of any of the CVRs the stockholders of Metabasis Therapeutics, Inc. will have adopted the Merger Agreement, and (iii) the transactions contemplated by the Merger Agreement (other than the issuance of the CVRs) will be consummated in accordance with the Merger Agreement.

We are opining herein as to the Delaware General Corporation Law and the laws of the State of California, and we express no opinion with respect to any other laws.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that:

1. The CVRs, when sold and delivered in accordance with the Merger Agreement and after receipt of payment therefor by consummation of the merger, will be validly issued.

2. The CVRs have been duly authorized by all necessary corporate action on the part of the Company, and when executed and delivered by the Company in accordance with the Merger Agreement and after receipt of payment therefor by consummation of the merger shall constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

A. As noted, the enforceability of the CVRs is subject to the effect of general principles of equity. As applied to the CVRs, these principles will require the parties thereto to not invoke penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

B. The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue or jurisdiction provisions, and waivers of the benefits of statutory provisions may be limited on public policy grounds.

C. Provisions of the CVRs requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement’s Proxy Statement/Prospectus under the heading Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Merger Agreement, the CVRs or the Registration Statement (including the Proxy Statement/Prospectus contained in and the other contents of the Registration Statement).

This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH